REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________________
PERFUMANIA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
___________________________

Florida	65-0977964
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
35 Sawgrass Drive, Suite 2
Bellport, NY 11713
631-866-4100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
___________________________
Donna L. Dellomo, Chief Financial Officer
Perfumania Holdings, Inc.
35 Sawgrass Drive, Suite 2
Bellport, NY 11713
631-866-4100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
___________________________
Copy to:
Matthew C. Dallett, Esq.
Edwards Wildman Palmer LLP
111 Huntington Avenue
Boston, Massachusetts 02199-7613
(617) 239-0100
___________________________
Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐    Accelerated filer ☐    Non-accelerated filer ☐    Smaller reporting company ☒
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.01 value per share	5,718,972(2)	$8.975	$51,327,774	$5,883

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low asked prices of the registrant’s common stock on April 24, 2012 as reported on The Nasdaq Stock Market.

(2)
In accordance with Rule 416 under the Securities Act, we are also registering an indeterminate number of additional shares of common stock that may be issued from time to time as a result of stock splits, stock dividends and similar events.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

SUBJECT TO COMPLETION, DATED APRIL 27, 2012
The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities pursuant to this registration statement until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PROSPECTUS
PERFUMANIA HOLDINGS, INC.
5,718,972 Shares
COMMON STOCK
__________________________
This prospectus relates to the resale, from time to time, of up to 5,718,972 shares of our common stock, $0.01 par value per share, by the Selling Stockholders named in this prospectus under “Selling Stockholders.” We will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders. We have agreed to bear all expenses of registration of the common stock offered hereby.
Our common stock is traded on the Nasdaq Stock Market under the symbol “PERF.” The last reported sale price of our common stock as reported on the Nasdaq Stock Market on April 26, 2012 was $8.89 per share.
The Selling Stockholders, directly or indirectly through agents, brokers or dealers designated from time to time, may sell the shares of common stock offered hereby from time to time on terms to be determined at the time of sale. See “Plan of Distribution.”
Investing in our common stock involves risks. You should carefully consider the risk factors included under “Risk Factors” on page 2.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
__________________________

The date of this prospectus is  , 2012

PROSPECTUS SUMMARY
References to “we,” “our,” “ours” and “us” refer to Perfumania Holdings, Inc. and its subsidiaries.
This prospectus relates to the resale, from time to time, of up to 5,718,972 shares of our common stock by the selling stockholders identified in this prospectus (collectively the “Selling Stockholders”) under the section titled “Selling Stockholders.” The Selling Stockholders may sell, transfer or otherwise dispose of their shares of common stock subject to the restrictions described under “Plan of Distribution.”
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”). We may add, update or change certain information included in this prospectus by means of a prospectus supplement. You should rely only on the information that we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. This prospectus is an offer to resell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. You should read both this prospectus and any prospectus supplement together with the additional information described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
Perfumania Holdings, Inc.
Perfumania Holdings, Inc. and subsidiaries (the “Company”) is an independent, national, vertically integrated manufacturer, wholesale distributor and specialty retailer of perfumes and fragrances that does business through six primary operating subsidiaries, Perfumania, Inc. (“Perfumania”), Quality King Fragrance, Inc. (“Quality King”), Scents of Worth, Inc., Perfumania.com, Inc., Five Star Fragrance Company, Inc. and Parlux Fragrances, LLC. We operate in three industry segments: designing and manufacturing, wholesale distribution and specialty retail sales of designer fragrance and related products.
Our executive offices are located at 35 Sawgrass Drive, Suite 2, Bellport, NY 11713 and our telephone number is (631) 866-4100.

RISK FACTORS
You should consider the following risk factors, in addition to the other information presented in this prospectus and the documents incorporated by reference into this prospectus, in evaluating us, our business and an investment in our common stock. Any of the following risks, as well as other risks and uncertainties not presently known to us or that we currently deem immaterial, could seriously harm our business and financial results and cause the value of our common stock to decline, which in turn could cause you to lose all or part of your investment.
We may not realize the benefits of integrating our Parlux acquisition
To be successful after our recent merger with Parlux Fragrances, Inc. (now our subsidiary, Parlux Fragrances, LLC, which we refer to in this prospectus as “Parlux”), we will need to combine and integrate the operations of Perfumania and Parlux into one company. Integration will require substantial management attention and could detract attention from day-to-day business. We could encounter difficulties in the integration process, such as the need to revisit assumptions about reserves, future production, revenues, capital expenditures and operating costs, including synergies, the loss of key employees or commercial relationships or the need to address unanticipated liabilities. If we cannot integrate Perfumania and Parlux businesses successfully, we may fail to realize the expected benefits of the merger.
We are more leveraged following the Parlux merger than we have been historically
In order to complete our acquisition of Parlux, we incurred an additional $65.5 million of debt. Borrowings under the amended credit facility and our subordinated debt now total approximately $173.6 million. We and our subsidiaries must comply with various restrictive covenants in our credit facility. Among other things, these covenants limit our ability to:

•	pay dividends;

•	make distributions; and

•	take other actions, such as making advances to suppliers.
Our substantial debt could have important consequences such as:

•	increasing our vulnerability to general adverse economic and industry conditions;

•
limit our ability to fund future working capital and capital expenditures, engage in future acquisitions or development activities, or otherwise fully realize the value of our assets and opportunities because of the need to dedicate a substantial portion of our cash flow from operations to payments on the debt or to comply with any restrictive terms of the debt;

•	limit our flexibility in planning for, or reacting to, changes in our industry; or

•	place us at a competitive disadvantage as compared to competitors that have less debt.
Realization of any of these factors could adversely affect Perfumania’s financial condition.
We may experience impairment of the goodwill or value of long-lived assets that resulted from the Parlux merger
In connection with the Parlux merger, we recorded a substantial amount of goodwill in our financial statements and also acquired long-lived assets resulting from the acquisition or development of license brands and sublicensing opportunities. Both goodwill and the value of these long-lived assets can become impaired, as indicated

by factors such as changes in our stock price, book value or market capitalization, and the past and anticipated operating performance and cash flows of our retail and wholesale segments. We test for impairment regularly, but the fair value estimates involved require a significant amount of difficult judgment and assumptions by management. Our actual results may differ materially from our projections, which may result in the need to recognize impairment of some or all of the goodwill we recorded and/or to write down the value of our long-lived assets, including brand licenses and trademarks.
We could face liquidity and working capital constraints if we are unable to generate sufficient cash flows from operations
If we are unable to generate sufficient cash flows from operations to service our obligations, we could face liquidity and working capital constraints, which could adversely impact our future operations and growth. If we need to raise additional funds to support our operations, we may not be able to do so on favorable terms, or at all. Without such funding, we may need to modify or abandon our growth strategy or eliminate product offerings, any of which could negatively impact our financial position.
We may have problems raising money needed in the future, which could adversely impact operations or existing stockholders
Our growth strategy includes selectively opening and operating new Perfumania retail locations and increasing the average retail sales per store. We may need to obtain funding to achieve our growth strategy. In part due to our existing debt, additional financing may not be available on acceptable terms, if at all, which would adversely affect our operations. In order to obtain additional liquidity, we might issue additional common stock which could dilute our existing shareholders’ ownership interest or we may be required to issue securities with greater rights than those currently possessed by holders of our common stock. We may also be required to take other actions, which may lessen the value of our common stock, including borrowing money on terms that are not favorable.
The beauty industry is highly competitive and if we cannot effectively compete our business and results of operations will suffer
The beauty industry is highly competitive and can change rapidly due to consumer preferences and industry trends. Some of our competitors sell fragrances at discount prices and some are part of large national or regional chains that have substantially greater resources and name recognition than Perfumania. Perfumania’s stores compete on the basis of selling price, customer service, merchandise variety and store location. Many of our current and potential competitors have greater financial, technical, operational, and marketing resources. We may not be able to compete successfully against these competitors in developing our products and services. These factors, as well as demographic trends, economic conditions and discount pricing strategies by competitors, could result in increased competition and could have a material adverse effect on our profitability, operating cash flow, and many other aspects of our business, prospects, results of operations and financial condition.
If we are unable to acquire or license additional brands, our business may not grow as we expect
Our business strategy contemplates growing our portfolio of licensed brands. We may be unsuccessful in identifying, negotiating, financing and consummating desirable licensing arrangements on commercially acceptable terms, or at all, which could hinder our ability to increase revenues. Additionally, even if we are able to consummate such licensing arrangements, we may not be able to successfully integrate them with our existing operations and portfolio of licenses or generate the expected levels of increased revenue as a result.

Any new product we develop may not generate sufficient consumer interest and sales to become a profitable brand or even to cover the costs of its development and subsequent promotions
Our success with new fragrance products depends on our products’ appeal to a broad range of consumers, whose preferences are subject to change, and on our ability to anticipate and respond to market trends through product innovation. In addition, a number of the new launches are with celebrities (either entertainers or athletes) who require substantial royalty commitments and whose careers and/or public appeal could change dramatically, either positively or negatively with no warning. If any of our new product introductions is unsuccessful, or if the appeal of the celebrity related to a product diminishes, it could materially hurt our results of operations.
Our retail business is sensitive to and may be adversely affected by general economic conditions and overall consumer confidence
Our business is sensitive to a number of factors that influence the levels of consumer spending, including political and economic conditions such as recessionary environments, the levels of disposable consumer income, consumer debt, interest rates, fuel and energy prices, the level of unemployment and consumer confidence. During periods of economic uncertainty where consumer confidence is affected, consumer spending levels and customer traffic could decline, which would have an adverse effect on our business and our results of operations.
Adverse U.S. and global economic conditions could affect our wholesale business
A U.S. or global economic downturn could reduce the availability of credit for businesses. Some of our customers could experience a decline in financial performance. These conditions affect their ability to pay amounts owed to us on a timely basis or at all. There can be no assurance that government responses to potential economic disruptions would increase liquidity and the availability of credit, and as a result, our wholesale customers may be unable to borrow funds on acceptable terms. Any economic decline affecting our customers would adversely affect our business and results of operations.
If Perfumania cannot successfully manage its growth, our business will be adversely affected
We may not be able to sustain growth in revenues. Perfumania’s growth has been somewhat dependent upon opening and operating new retail stores on a profitable basis, which in turn is subject to, among other things, securing suitable store sites on satisfactory terms, hiring, training and retaining qualified management and other personnel, having adequate capital resources and successfully integrating new stores into existing operations. Circumstances outside our control could negatively affect these anticipated store openings. Perfumania’s new stores may take up to three years to reach planned operating levels. It is possible that Perfumania’s new stores might not achieve sales and profitability comparable to existing stores, and it is possible that the opening of new locations might adversely affect sales at existing locations. The failure to expand by successfully opening new stores as planned, or the failure of a significant number of these stores to perform as planned, could have a material adverse effect on our business and our results of operations.
The market for real estate is competitive, which could adversely impact our results
Our ability to effectively obtain real estate to open new stores depends upon the availability of real estate that meets our criteria, including traffic, square footage, co-tenancies, lease economics, demographics, and other factors, and our ability to negotiate terms that meet our financial targets. In addition, we must be able to effectively renew our existing store leases. Failure to secure real estate locations adequate to meet annual targets, as well as effectively managing the profitability of our existing stores, could have a material adverse effect on our business and our results of operations.

If we are unable to effectively manage our inventory, we will not achieve our expected results
We are exposed to inventory risks that may adversely affect our operating results as a result of seasonality, new product launches, changes in customer preferences or demand, and consumer spending patterns. We must carry a significant amount of inventory, especially before the holiday season selling period. Demand for product can change between the time inventory is ordered and the date of sale, especially with new products. In particular, our business includes a significant portion of consigned sales, and our revenue recognition policy defers recognition of revenue for this type of sales. Consignment sales remain in inventory until the products are sold to end users and, if not sold, the inventory may be returned to us upon termination of the consignment relationships. The turnover frequency of our inventory on consignment is critical to generating regular cash flow in amounts necessary to keep financing costs to targeted levels and to purchase additional inventory. If this turnover is not sufficiently frequent, our financing costs may exceed targeted levels and we may be unable to generate regular cash flow in amounts necessary to purchase additional inventory to meet the demand for other products. In addition, slow inventory turnover may force us to reduce prices and accept lower margins to sell consigned products. Any of these situations may hurt our results of operations.
Parlux’s business has historically depended on department store sales, which present special risks
Parlux has historically launched its new fragrances through U.S. department stores. Department stores tend to lose sales to the mass market as a product matures. To counter this effect, Parlux has needed to introduce new products quickly, which requires additional spending for development, advertising and promotional expenses. In addition, U.S. department stores have experienced a significant amount of consolidation in recent years. This has resulted in Parlux’s increasing dependence on a smaller number of key retailers, enhancing their bargaining strength and resulting in increased risk. Continued department store consolidation could have a material adverse effect on our financial condition and results of operations.
Our business is subject to seasonal fluctuations, which could lead to fluctuations in our stock price
We have historically experienced and expect to continue experiencing higher sales in the fourth fiscal quarter than in any of the first three fiscal quarters. Purchases of fragrances as gift items increase during the holiday season, which results in significantly higher fourth fiscal quarter retail sales. Sales levels of new and existing stores are affected by a variety of factors, including the retail sales environment, the level of competition, the effect of marketing and promotional programs, acceptance of new product introductions, adverse weather conditions, general economic conditions and other factors beyond our control.
Our quarterly results may also vary as a result of the timing of new store openings and store closings, net sales contributed by new stores and fluctuations in comparable sales of existing stores. If our quarterly operating results are below expectations, our stock price might decline.
We may experience shortages of the merchandise we need because we do not rely on long-term agreements with suppliers
Our success depends to a large degree on our ability to provide an extensive assortment of brand name and designer fragrances. We do not rely on long-term purchase contracts or other contractual assurance of continued supply, pricing or access to new products. Suppliers of distributed brands generally may choose to reduce or eliminate the volume of their products we distribute, including supplying products to our wholesale customers directly or through another distributor. Our wholesale customers are generally able to cancel orders or delay the delivery of products on short notice. If we are unable to obtain merchandise from one or more key suppliers on a timely basis or acceptable terms, or if there is a material change in our ability to obtain necessary merchandise, our results of operations could be adversely affected.

We could be subject to litigation because of the merchandising aspect of our business
Some of the merchandise we purchase from suppliers might be manufactured by entities that are not the owners of the trademarks or copyrights for the merchandise. The owner of a particular trademark or copyright may challenge us to demonstrate that the specific merchandise was produced and sold with the proper authority, and if we are unable to demonstrate this, we could, among other things, be restricted from reselling the particular merchandise or be subjected to other liabilities. This type of restriction could adversely affect our business and results of operations.
Our stock price volatility could result in litigation, substantial cost, and diversion of management’s attention
The price of our common stock has been and likely will continue to be subject to wide fluctuations in response to a number of events, such as:

•	quarterly variations in operating results;

•	acquisitions, capital commitments or strategic alliances by us or our competitors;

•	legal and regulatory matters that are applicable to our business;

•	the operating and stock price performances of other companies that investors may deem comparable to us;

•	news reports relating to trends in our markets; and

•	the amount of shares constituting our public float.
In addition, the stock market in general has experienced significant price and volume fluctuations that often have been unrelated to the performance of specific companies. The broad market fluctuations may adversely affect the market price of our common stock, regardless of our operating performance. Our stock price volatility could result in litigation, including class action lawsuits, which would require substantial monetary cost to defend, as well as the diversion of management attention from day-to-day activities which could negatively affect operating performance. Such litigation could also have a negative impact on the price of our common stock due to the uncertainty and negative publicity associated with litigation.
Future growth may place strains on our managerial, operational and financial resources
If we grow as we anticipate, a significant strain on our managerial, operational and financial resources may occur. Future growth or increase in the number of our strategic relationships could strain our managerial, operational and financial resources, inhibiting our ability to achieve the execution necessary to successfully implement our business plan.
The loss of or disruption in our distribution facility could have a material adverse effect on our business
We currently have two distribution facilities located in Bellport, New York and Keasbey, New Jersey. In addition we use third-party fulfillment centers in New York and New Jersey. The loss of, or damage to any of these facilities, as well as the inventory stored therein, could adversely affect our business, prospects, results of operations, financial condition or cash flows.
Expanding our business through acquisitions of and investments in other businesses and technologies presents special risks that may disrupt our business
We have in the past and may in the future continue to expand through the acquisition of and investment in other businesses. Acquisitions involve a number of special problems, including:

•	difficulty integrating acquired technologies, operations, and personnel with our existing business;

•	diversion of management’s attention in connection with both negotiating the acquisitions and integrating the assets;

•	the need for additional financing;

•	strain on managerial, operational and financial resources as management tries to oversee larger operations; and

•	exposure to unforeseen liabilities of acquired companies.
We may not be able to successfully address these problems. Moreover, our future operating results will depend to a significant degree on our ability to successfully manage growth or integrate acquisitions.
Any weakness in internal control over financial reporting or disclosure controls and procedures could result in a loss of investor confidence in our financial reports and lead to a stock price decline
We are required to maintain effective internal control over financial reporting, as well as effective disclosure controls and procedures, complying with SEC rules and covering all our business operations. Any failure to have effective internal control over financial reporting or disclosure controls and procedures covering our business could cause investors to lose confidence in the accuracy and completeness of our financial reports, limit our ability to raise financing or lead to regulatory sanctions, any of which could result in a material adverse effect on our business or a decline in the market price of our common stock.
If we fail to protect the security of personal information about our retail customers, our reputation could suffer and we could suffer financial harm
We receive and store personal information about the customers of our retail businesses. The regulatory environment for information security is increasingly demanding, and our customers have a high expectation that we will protect their personal information. If we experience a data security breach, we could be exposed to costly government enforcement actions and private litigation. In addition, this could damage our reputation and our customers could lose confidence in us, which could cause them to stop using credit cards to purchase our products or stop shopping at our stores altogether. Such events could lead to lost future sales, fines or lawsuits, which would adversely affect our results of operations.
The risks of e-commerce retailing could hurt our results of operations
Business risks related to our Perfumania.com e-commerce business include our ability to keep pace with rapid technological change, any failure in our – or any third-party processor’s – security procedures and operational controls, failure or inadequacy in our – or any third-party processor’s – systems or ability to process customer orders, and the imposition of sales or other taxes by states or foreign jurisdictions. If any of these risks materializes, it could have an adverse effect on our results of operations.
If we are unable to protect our intellectual property rights, specifically trademarks and trade names, our ability to compete would be negatively affected
    The market for our products depends to a significant extent upon the value associated with our trademarks and trade names. We own, or have licenses or other rights to use, the material trademark and trade name rights used in connection with the packaging, marketing and distribution of our major products both in the United States and in other countries where such products are principally sold; therefore, trademark and trade name protection is very important to our business. Although most of our brand names are registered in the United States and in certain foreign countries in which we operate, we may not be successful in asserting trademark or trade name protection. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States, especially in the product class that includes fragrance products. The costs required to protect our trademarks and trade names may be substantial.
If other parties infringe on our intellectual property rights or the intellectual property rights that we license, the value of our brands in the marketplace may be diluted. Any infringement of our intellectual property rights would also likely result in a commitment of our time and resources to protect these rights through litigation or otherwise. Additionally, we may infringe or be accused of infringing on others’ intellectual property rights and one or more adverse judgments with respect to these intellectual property rights could negatively impact our ability to compete and could materially adversely affect our business, prospects, results of operations, financial condition or cash flows.
    Our success depends, in part, on the quality and safety of our fragrance and related products
    Our success depends, in part, on the quality and safety of our fragrance and related products. If our products are found to be unsafe or defective, or if they otherwise fail to meet customers or consumers’ standards and expectations, our reputation could be adversely affected, our relationships with customers or consumers could suffer, the appeal of one or more of our brands could be diminished, our sales could be adversely affected and/or we may become subject to liability claims, any of which could result in a material adverse effect on our business, results of operations and financial condition.
We are subject to risks related to our international operations
    We operate on a global basis, with sales in approximately 80 countries. Our international operations could be adversely affected by:

•	import and export license requirements;

•	trade restrictions;

•	changes in tariffs and taxes;

•	product registration, permitting and regulatory compliance;

•	restrictions on repatriating foreign profits back to the United States;

•	the imposition of foreign and domestic governmental controls;

•	changes in, or our unfamiliarity with, foreign laws and regulations;

•	difficulties in staffing and managing international operations;

•	changes in economic, social, legal and other conditions;

•	the volatility of the U.S. dollar against other currencies;

•	greater difficulty enforcing intellectual property rights and weaker laws protecting such rights; and

•	geo-political conditions, such as terrorist attacks, war or other military action, public health problems and natural disasters.

Reductions in worldwide travel could hurt sales volumes in our duty-free related business
We depend on consumer travel for sales to our “duty free” customers in airports and other locations throughout the world. Any reductions in travel, including as a result of general economic downturns, natural disasters, or acts of war or terrorism, or disease epidemics, could result in a material decline in sales and profitability for this channel of distribution, which could negatively affect our operating results, financial condition, and operating cash flow.
Control of our management and policies is with our principal shareholders, who could take actions that are not in the best interest of the other shareholders
Members of the Nussdorf family beneficially own an aggregate of approximately 55% of our outstanding common stock, assuming exercise of warrants they hold. As a result, if they acted together, they would be to direct our corporate policies and could act unilaterally to approve most actions requiring shareholder approval under law or our governing documents. The Nussdorfs’ collective stock ownership may have the effect of delaying or preventing policies or actions deemed desirable by our Board of Directors, such as a business combination that might be in the interests of our other shareholders, which in turn could materially and adversely affect the market price of our common stock. Conversely, such ownership may cause us to implement policies that are not in the best interests of our other shareholders.
We also have a material amount of indebtedness to the Nussdorfs and their affiliates. As significant creditors, the Nussdorfs may refuse consent to actions our Board may consider necessary.
Furthermore, we have agreed that, in certain circumstances, we will register with the SEC the resale of certain shares of our common stock held by the Nussdorfs. They may require that, in the event of any marketing limitation on the number of shares included in an applicable registration statement, their shares be registered on a pro rata basis with shares being registered for parties that have obtained registration rights in connection with providing financing to us. This may limit our ability to obtain financing in the future.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including information included or incorporated by reference in this prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “objective,” “assume,” “strategies” and other words and terms of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. We caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.
Actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including:

•	decreases in demand for our products;

•	changes in discretionary spending by consumers;

•	failure of general economic conditions to improve;

•	the Company’s ability to comply with financial covenants under its financing arrangements;

•	the ability to raise additional capital;

•	credit and performance risk from customers and vendors;

•	intense competition;

•	the potential loss of certain customers; and

•	adverse changes in general market and industry conditions.
You should also consider carefully the statements under “Risk Factors” which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. We cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.
USE OF PROCEEDS
We will not receive any proceeds from the sale of the common stock offered by the Selling Stockholders pursuant to this prospectus.
SELLING STOCKHOLDERS
Selling Stockholders (Parlux Merger)
On April 18, 2012, the Company completed its acquisition of Parlux when Parlux merged into a wholly owned subsidiary of the Company (the “Parlux Merger”). As previously disclosed, Parlux entered into an agreement dated December 23, 2011 (the “Warrant Amendment”) with the holders of certain outstanding warrants to purchase an aggregate of 6,000,000 shares of Parlux common stock, which at the effective time of the Parlux Merger converted into warrants to purchase an aggregate of 3,199,954 shares of the Company’s common stock at an exercise price of $8.00 per share (the “Licensor Warrants”). The Warrant Amendment provided that after the completion of the Parlux Merger, the Company would register the shares issuable upon exercise of the Licensor Warrants for resale under the Securities Act of 1933, as amended (the “Securities Act”).
Also as previously disclosed, the Company, Parlux, Artistic Brands Development, LLC (“Artistic Brands”) and Rene Garcia entered into a Letter Agreement dated December 23, 2011 (the “Proposal Agreement”) providing for, among other things, the issuance to Artistic Brands or its designee of 300,000 shares of Company common stock (the “Licensor Shares”) after the effective time of the Parlux Merger as consideration for the transactions contemplated in the Proposal Agreement. Perfumania issued the Licensor Shares to Artistic Brands’ designee, Shawn Carter, on April 18, 2012. The Licensor Shares are entitled to the same registration rights as the shares underlying the Licensor Warrants.
In addition, on April 18, 2012, a warrant to purchase 10,000 shares of Parlux common stock held by Glenn Gopman, a former member of Parlux’s board of directors who became a member of the Company’s board of directors upon the consummation of the Parlux Merger, was automatically converted into a warrant to purchase 5,333 shares of Company common stock at an exercise price of $3.38 per share (the “Gopman Warrant”). The shares underlying the Gopman Warrant are entitled to the same registration rights as the shares underlying the Licensor Warrants.
Also as previously disclosed, pursuant to the existing license agreement between Parlux and Artistic Brands, as amended, on April 18, 2012 the Company issued to Artistic Brands and its designees warrants for the purchase of 1,599,999 shares of Company common stock at an exercise price of $8.00 per share (the “Artistic Brands Warrants”). The shares underlying the Artistic Brands Warrants are entitled to the same registration rights as the shares underlying the Licensor Warrants.
Selling Stockholders (Model Reorg Merger)
On August 11, 2008, the Company completed its acquisition of Model Reorg, Inc. (“Model Reorg”) when Model Reorg merged into a wholly owned subsidiary of the Company (the “Model Reorg Merger”), at which time the Company issued to the Model Reorg shareholders 5,900,000 shares of the Company’s common stock. At the closing of the Model Reorg Merger, the Company and the Model Reorg shareholders executed a registration rights agreement (the “Registration Rights Agreement”) under which the former Model Reorg shareholders have the right to require the Company, at the Company’s expense, to include the shares received in the Model Reorg Merger and any shares of common stock issued in respect thereof, in certain registration statements that the Company may file with the SEC under the Securities Act.
Information Regarding All Selling Stockholders
The table below presents information as of April 27, 2012 regarding the Selling Stockholders and the number of shares that the Selling Stockholders may offer and sell from time to time under this prospectus. More specifically, the table sets forth:

•	the name of each Selling Stockholder;

•
the number and percentage of shares of our common stock that each Selling Stockholder beneficially owned before the offering for resale of any of the shares of our common stock being registered by the registration statement of which this prospectus is a part, including any warrants to purchase common stock and options to purchase common stock that are exercisable within 60 days of the date of this prospectus;

•	the number of shares of our common stock that may be offered for resale by Selling Stockholders under this prospectus; and

•
the number and percentage of shares of our common stock to be beneficially owned by each Selling Stockholder after the offering for resale of the shares being registered by the registration statement of which this prospectus is a part, assuming all of the shares being offered are sold by the Selling Stockholders and that the Selling Stockholders do not acquire any other shares of our common stock before the assumed sales.

The applicable percentages of beneficial ownership are based on an aggregate of 15,285,046 shares of our common stock outstanding on April 27, 2012.

	Shares of Common Stock Beneficially Owned Prior to the Offering		Number of Shares Being Offered	Shares of Common Stock Beneficially Owned After the Offering
Selling Stockholders	Number	Percent		Number	Percent
Brown, Laurence	42,119 (1)	*	42,119	—	*
Carter, Shawn	1,619,784 (2)	11.36%	1,919,784	—	*
Combermere Entertainment Properties, LLC	266,666 (3)	1.71%	266,666	—	*
Garcia, Rene	4,236,991 (4)	24.48%	2,485,661	1,751,330 (15)	11.34%
Gopman, Glenn	61,328 (5)	*	5,333	55,995 (16)	*
Live Nation Worldwide, Inc.	62,398 (6)	*	62,398	—	*
Mascotte Holdings, Inc.	266,666 (7)	1.71%	266,666	—	*
Meneilly, John	42,119 (8)	*	42,119	—	*
Paliani, Alfred R.	115,996 (9)	*	115,996	—	*
Perez, Juan	42,119 (10)	*	42,119	—	*
Pirez, Alex	115,996 (11)	*	115,996	—	*
Smith, Tyran	42,119 (12)	*	42,119	—	*
Socarras, Guillermo J.	231,996 (13)	1.5%	231,996	—	*
Villoldo, Rafael	150,000 (14)	*	80,000	70,000 (17)	*

*	Less than 1%

(1)	Includes 42,119 shares issuable upon the exercise of warrants.

(2)	Includes 1,193,118 shares issuable upon the exercise of warrants held by Shawn Carter directly and 426,666 shares issuable upon the exercise of warrants held by Marcy Fragrance Trading Co. LLC.

(3)	Includes 266,666 shares issuable upon the exercise of a warrant.

(4)
Includes (i) 1,449,987 shares beneficially owned by JM-CO Capital Fund, LLC, (ii) 101,333 shares beneficially owned by Aqua Capital Fund, LLC, (iii) 277,847 shares beneficially owned by RGarcia Investment Holdings, LLC, (iv) 121,615 shares directly held and 650,994 shares issuable upon the exercise of warrants held by the Carolina Marie Garcia Pirez 2012 Dynasty Trust, (v) 121,615 shares directly held and 650,995 shares issuable upon the exercise of warrants held by each of the Jacqueline Marie Garcia Haley 2012 Dynasty Trust and the Victor Garcia 2012 Dynasty Trust, and (vi) 17,257 shares directly held and 72,738 shares issuable upon the exercise of warrants held by Rene Garcia.

(5)	Includes 5,333 shares issuable upon the exercise of a warrant and 39,995 shares issuable upon the exercise of options.

(6)	Includes 62,398 shares issuable upon the exercise of warrants.

(7)	Includes 266,666 shares issuable upon the exercise of a warrant.

(8)	Includes 42,119 shares issuable upon the exercise of warrants.

(9)	Includes 115,996 shares issuable upon the exercise of warrants.

(10)	Includes 42,119 shares issuable upon the exercise of warrants.

(11)	Includes 115,996 shares issuable upon the exercise of warrants.

(12)	Includes 42,119 shares issuable upon the exercise of warrants.

(13)	Includes 231,996 shares issuable upon the exercise of warrants.

(14)	Includes 95,000 shares issuable upon the exercise of warrants.

(15)
Includes (i) 1,449,987 shares beneficially owned by JM-CO Capital Fund, LLC, (ii) 101,333 shares beneficially owned by Aqua Capital Fund, LLC, (iii) 15,427 shares directly held and 26,997 shares issuable upon the exercise of warrants held by the Carolina Marie Garcia Pirez 2012 Dynasty Trust, (v) 15,427 shares directly held and 26,997 shares issuable upon the exercise of warrants held by each of the Jacqueline Marie Garcia Haley 2012 Dynasty Trust and the Victor Garcia 2012 Dynasty Trust, and (vi) 72,738 shares issuable upon the exercise of warrants held by Rene Garcia.

(16)	Includes 39,995 shares issuable upon the exercise of options

(17)	Includes 15,000 shares issuable upon the exercise of warrants and 35,000 shares issuable upon the exercise of options.

Although we have assumed for purposes of the table above that the Selling Stockholders will sell all of the shares offered by this prospectus, because the Selling Stockholders may offer from time to time all or some of their shares covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the Selling Stockholders or that will be held by the Selling Stockholders after completion of the sales. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of the common stock in transactions exempt from the registration requirements of the Securities Act since the date the Selling Stockholders provided the foregoing information about their securities holdings. Information about the selling stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when required. Except as described above, there are currently no agreements, arrangements or understandings with respect to the resale of any of the shares covered by this prospectus. With the exception of Glenn Gopman, each of the Selling Stockholders has represented to us that it is not, nor is it affiliated with, a broker-dealer. Glenn Gopman has represented to us that he has bought the securities we are registering on his behalf in the ordinary course of business, and at the time of the purchase of the securities we are registering on his behalf to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the securities we are registering on his behalf.
Information regarding the Selling Stockholders provided above is based solely on information provided to us by the Selling Stockholders, any Schedules 13D or 13G and Forms 3, 4 and 5, and other public documents filed with the SEC, and we have not independently verified this information.
Material Relationships
The following describes relationships between us and certain of the Selling Stockholders.
On April 18, 2012, in connection with the Parlux Merger, the Company, Artistic Brands, and S. Carter Enterprises, LLC (“SCE”) entered into a sublicense agreement and Artistic Brands and SCE entered into a license agreement. Shawn Carter is a principal of SCE and beneficially owns approximately 11.36% of the outstanding stock of the Company following the Parlux Merger. Pursuant to the license agreement, Artistic Brands has the exclusive right and license to manufacture, promote, distribute, and sell prestige fragrances and related products under the Jay-Z trademark. Such rights are sublicensed to the Company pursuant to the sublicense agreement. The initial term of the license agreement shall expire at the earlier of (i) five years following the first date on which licensed products are shipped and (ii) December 31, 2018. Artistic Brands has the right to renew the license agreement, so long as certain financial conditions are met and it has not otherwise breached the agreement. Pursuant to the license agreement, Artistic Brands agreed to make certain royalty payments, including certain guaranteed minimum royalties and the Company has assumed these royalty payments pursuant to the sublicense agreement.
Effective April 7, 2009, Parlux entered into a sublicense agreement with Artistic Brands, and Artistic Brands entered into a license Agreement with Combermere Entertainment Properties, LLC (“Combermere”), for the exclusive worldwide rights to develop, manufacture and distribute prestige fragrances and related products under the Rihanna name. The initial term of the agreement expires on the fifth anniversary of the first date products are shipped and is renewable for an additional three-year term if certain sales levels are met. Under the terms of the Combermere sublicense agreement, Parlux assumes the obligation to pay a minimum royalty, whether or not any product sales are made, and spend minimum amounts for advertising based upon minimum sales volume. Parlux launched the first fragrance under this license in late January 2011 and the second in December 2011.
Effective April 7, 2009, Parlux entered into a sublicense agreement with Artistic Brands, and Artistic Brands entered into a license Agreement with Mascotte Holdings, Inc. (“Mascotte”), for the exclusive worldwide rights to develop, manufacture and distribute prestige fragrances and related products under the Kanye West name. On March 2, 2011, Parlux entered into an amended and restated sublicense agreement with Artistic Brands. The initial term of the sublicense expires on March 31, 2017, and is renewable for an additional three-year term if certain sales levels are met. Under the terms of the amended and restated Mascotte sublicense agreement, Parlux assumes the obligation to pay a minimum royalty, whether or not any product sales are made, and spend minimum amounts for advertising based upon sales volume. Parlux anticipates launching a new fragrance under this license in late fiscal year 2012.
Our wholly owned subsidiary, Parlux, sells a number of its products to Jacavi Beauty Supply, LLC (“Jacavi”), a fragrance distributor. Jacavi’s managing member is Rene Garcia. Rene Garcia beneficially owns approximately 24.48% of the outstanding stock of the Company following the Parlux Merger, and is one of the principals of Artistic Brands. The following entities and trusts are related to Rene Garcia and are offering shares under this registration statement: RGarcia Investment Holdings, LLC, The Carolina Marie Garcia Pirez 2012 Dynasty Trust, The Jacqueline Marie Garcia Haley 2012 Dynasty Trust, and The Victor Garcia 2012 Dynasty Trust. Transactions between us and Jacavi are related party transactions. During the fiscal years ended March 31, 2012, 2011 and 2010, Parlux had net sales of approximately $9.1 million, $3.7 million and $3.0 million, respectively, to Jacavi. As of March 31, 2012, 2011 and 2010, Parlux’s net trade account receivables from Jacavi were approximately $1.8, $0 and $0.4 million, respectively. Parlux’s trade accounts receivable from Jacavi are non-interest bearing, and are paid in accordance with the terms previously established by Parlux’s former Board of Directors. Invoice terms to Jacavi range from 0 to 60 days. Management closely monitors all developments with respect to its extension of credit to Jacavi.
Glenn Gopman is a former member of Parlux’s board of directors who became a member of the Company’s board of directors upon the consummation of the Parlux Merger.
Alfred R. Paliani is an employee of Quality King, and Rafael Villoldo is an employee of the Company.
Other than as disclosed in this prospectus or in the documents incorporated herein by reference, none of the Selling Stockholders has, or within the past three years has had, any position, office or other material relationship with us or, insofar as we are aware, any of our affiliates.
PLAN OF DISTRIBUTION
Each Selling Stockholder of our common stock and any of their pledgees, assignees, transferees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Nasdaq Stock Market or any stock exchange, market or trading facility on which the shares are then traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. A Selling Stockholder may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	an underwritten offering;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
The Selling Stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the Selling Stockholders or borrowed from the Selling Stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Selling Stockholders in settlement of those derivatives to close out any related open borrowings of stock.
The Selling Stockholders may also sell all or a portion of such shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, rather than under this prospectus.
For any particular underwritten offering pursuant to this registration statement:
(a)    an underwriter may allow, and dealers may reallow, concessions on sales to certain other dealers;
(b)    we and the Selling Stockholders may agree to indemnify an underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments an underwriter may be required to make in connection with these liabilities; and
(c)    we, our executive officers, our directors and the Selling Stockholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any shares of our common stock or any securities convertible into or exchangeable for our common stock. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements, securities exercised and/or sold pursuant to 10b5-1 pre-set selling programs that are in place at the time of an offering made pursuant to this prospectus and any prospectus supplement hereto.
Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440-1.
In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.
We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker dealer regarding the sale of the shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.
We have agreed to use commercially reasonable efforts to keep this prospectus effective until the earlier of (i) the date on which the resale shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations under Rule 144 of the Securities Act or (ii) all of the resale shares have been sold. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, before the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or before the time of the sale (including by compliance with Rule 172 under the Securities Act).
The Selling Stockholders might be, and any broker-dealers that act in connection with the sale of securities may be, deemed to be “underwriters” within the meaning of Section 2(2)(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act.
To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer and other material facts to the transaction, will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

There can be no assurance that the Selling Stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.
We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. Regulation M’s prohibition on purchases may include purchases to cover short positions by a Selling Stockholder, and a Selling Stockholder’s failure to cover a short position at a lender’s request and subsequent purchases by the lender in the open market of shares to cover such short positions, may be deemed to constitute an inducement to buy shares, which is prohibited by Regulation M. In addition, each Selling Stockholder will be subject to other applicable provisions of the Exchange Act and the associated rules and regulations thereunder.
We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We will pay all expenses of the registration of the shares of common stock, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the Selling Stockholders will pay all underwriting discounts and selling commissions, if any.
Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.
Our common stock is listed on the Nasdaq Stock Market. Any shares of our common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq Stock Market, subject (if applicable) to official notice of issuance.
LEGAL MATTERS
For the purpose of this offering, the validity of the shares of Company common stock is being passed upon for the Company by Edwards Wildman Palmer LLP.
EXPERTS
The consolidated financial statements of Perfumania Holdings, Inc. as of January 29, 2011 and January 28, 2012, and for each of the years in the two-year period ended January 28, 2012, have been incorporated by reference herein and in the registration statement in reliance on the reports of J.H. Cohn LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.
The audited consolidated financial statements and financial statement schedule of Parlux Fragrances, Inc. and Subsidiaries as of March 31, 2011 and 2010 and for each of the three years in the period ended March 31, 2011, have been incorporated by reference herein and in the registration statement in reliance on the report of Marcum LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C.

20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including the Company, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus. You can also inspect reports, proxy statements and other information about the Company at the offices of Nasdaq, 20 Broad Street, New York, New York 10005
In addition, you can obtain any of the documents listed by requesting them in writing or by telephone from the Company at the following address and telephone number:
Perfumania Holdings, Inc.
35 Sawgrass Drive, Suite 2
Bellport, NY 11713
Attention: Andrea Petruzzo
631-866-4100
These documents are available from the Company without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus forms a part. You can also find information about the Company at its Internet website at www.perfumaniaholdingsinc.com. Information contained on this website does not constitute part of this prospectus. If you request any documents from the Company, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.
This document is a prospectus of the Company. We have not authorized anyone to give any information or make any representation about the Company that is different from, or in addition to, that contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we have filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be a part of this prospectus. The reports and other documents we file after the date of this prospectus will update and supplement the information in this prospectus. We incorporate by reference the documents listed below and any documents we file subsequently with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act (i) after the date of the prospectus and before the termination of the offering; and (ii) after the date of the initial registration statement and before effectiveness of the registration statement; provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012, filed on April 17, 2012;

(b)
All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year ended January 28, 2012; and

(c)   (i) The audited consolidated balance sheets of Parlux Fragrances, Inc. as of March 31, 2011 and March 31, 2010, and the audited consolidated statements of operations, consolidated statements of changes in stockholders' equity, and consolidated statements of cash flows for the years ended March 31, 2011, 2010 and 2009, and the notes related thereto, and (ii) the unaudited condensed consolidated balance sheets of

Parlux as of December 31, 2011, the unaudited condensed consolidated statements of operations for the three and nine-month periods ended December 31, 2011 and 2010, the unaudited condensed consolidated statement of changes in stockholders' equity for the nine months ended December 31, 2011, and the unaudited condensed consolidated statements of cash flows for the nine-month periods ended December 31, 2011 and 2010, and the notes related thereto that were included in Amendment No. 1 to the Company's Registration Statement on Form S-4 filed on February 23, 2012.

(d)
The description of the Company’s common stock contained in the Company’s Registration Statement, on Form 8-A, pursuant to the Exchange Act, and any amendment or report filed for the purpose of further updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Perfumania Holdings, Inc.
35 Sawgrass Drive, Suite 2
Bellport, NY 11713
Attention: Andrea Petruzzo
631-866-4100

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following is an estimate of the fees and expenses, other than underwriting discounts and commissions, payable or reimbursable by us in connection with the issuance and distribution of the offered securities offered by this prospectus.

SEC registration fee	$5,883
Printing and engraving expenses	1,000
Legal fees and expenses	14,000
Accounting fees and expenses	[•]
Miscellaneous	—
Total	$[•]

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
The Company’s Amended and Restated Articles of Incorporation state that the Company shall indemnify and may advance expenses on behalf of its directors and officers to the fullest extent not prohibited by any law. The Company’s bylaws are silent with respect to indemnification.
Section 607.0850 of the Florida Business Corporation Act (the “FBCA”) grants corporations the authority to indemnify each person who was or is a party or is threatened to be made a party to any suit (other than a suit by or in the right of the corporation) by reason of the fact that the person is or was the corporation’s director or officer, or is or was serving at the corporation’s request as a director or officer of another entity, against liabilities incurred by such person in connection with any such suits, provided the person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe the person’s conduct was unlawful. Section 607.0850 provides further that a corporation may indemnify such a person for expenses (including attorneys’ fees) and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of a suit by or in the right of the corporation, provided such person acted in good faith and in a manner reasonably believed to be in the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation. Section 607.0850 also provides that if a director or officer is successful on the merits or otherwise in defense of any such suits, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Section 607.0850 permits a corporation to pay expenses incurred by a director or officer in any suit in advance of the final disposition of such suit upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. Florida law prohibits indemnification or advancement of expenses if a final adjudication establishes that the actions of a director or officer constitute (i) a violation of criminal law, unless the person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which such person derived an improper personal benefit, (iii) willful misconduct or conscious disregard for the best interests of the corporation in the case of a suit by the corporation or in a derivative suit by a stockholder or in a suit by or in the right of a stockholder, or (iv) in the case of a director, a circumstance under which a director would be liable for improper distributions under Section 607.0834 of the FBCA.
In addition to the foregoing, the Company carries insurance permitted by the laws of Florida on behalf of its directors, officers, employees or agents which may cover, among other things, liabilities under the Securities Act.
ITEM 16. EXHIBITS
The exhibits listed in the Exhibit Index immediately following the signature page hereof are being filed with this registration statement.
ITEM 17. UNDERTAKINGS
The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;
Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Act of 1934, as amended that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser:
(i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale before such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately before such effective date.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
The undersigned registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned duly authorized in the city of Bellport, State of New York on April 27, 2012.

PERFUMANIA HOLDINGS, INC.

By: /s/ Michael W. Katz
Michael W. Katz,
President and Chief Executive Officer
(Principal Executive Officer)

By: /s/ Donna L. Dellomo
Donna L. Dellomo,
Chief Financial Officer
(Principal Accounting Officer)

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Michael W. Katz and Donna L. Dellomo, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael W. Katz Michael W. Katz	Directors, President and Chief Executive Officer (Principal Executive Officer)	April 27, 2012
/s/ Stephen Nussdorf Stephen Nussdorf	Executive Chairman of the Board of Directors	April 27, 2012
/s/ Donna L. Dellomo Donna L. Dellomo	Chief Financial Officer (Principal Accounting Officer)	April 27, 2012
/s/ Carole Ann Taylor Carole Ann Taylor	Director	April 27, 2012
/s/ Joseph Bouhadana Joseph Bouhadana	Director	April 27, 2012
/s/ Paul Garfinkle Paul Garfinkle	Director	April 27, 2012
/s/ Frederick E. Purches Frederick E. Purches	Director	April 27, 2012
/s/ Anthony D’Agostino Anthony D’Agostino	Director	April 27, 2012
/s/ Esther Egozi Choukroun Esther Egozi Choukroun	Director	April 27, 2012
/s/ Glenn Gopman Glenn Gopman	Director	April 27, 2012
/s/ Robert Mitzman Robert Mitzman	Director	April 27, 2012

EXHIBIT INDEX

Exhibit	Description
4.1	Amended and Restated Articles of Incorporation of the Company, as amended through August 8, 2008 (Incorporated by reference to Exhibit 3.1 to the Company’s Form 10-K filed July 2, 2009).
4.2	Amendment to the Amended and Restated Articles of Incorporation of the Company effective April 18, 2012 (Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed April 19, 2012).
4.3	Restated Bylaws of the Company, as amended through December 23, 2011 (Incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the Company’s Form S-4 filed on February 23, 2012).
4.4
Credit Agreement, dated as of January 7, 2011, among Perfumania Holdings, Inc., Quality King Fragrance, Inc., Scents Of Worth, Inc., Five Star Fragrance Company, Inc., Northern Group, Inc., Perfumania, Inc., Magnifique Parfumes and Cosmetics, Inc., Ten Kesef II, Inc., Perfumania.com, Inc., and Perfumania Puerto Rico, Inc., as Borrowers, the other credit parties signatory thereto, as Credit Parties, the lenders signatory thereto from time to time, as Lenders, Wells Fargo Bank, National Association, as Administrative Agent, Collateral Agent and Swing Line Lender, Bank of America, N.A., as Syndication Agent, Regions Bank and RBS Business Capital, a division of RBS Asset Finance, Inc., as Co-Documentation Agents, and Wells Fargo Capital Finance, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Bookrunners (the “Credit Agreement”) (Incorporated by reference to Exhibit 10.6 to the Company’s Form 10-K filed April 28, 2011).

4.5
Amendment No. 1 to Credit Agreement and Consent, dated December 23, 2011, among Perfumania Holdings, Inc., Quality King Fragrance, Inc., Scents Of Worth, Inc., Five Star Fragrance Company, Inc., Northern Group, Inc., Perfumania, Inc., Magnifique Parfumes And Cosmetics, Inc., Ten Kesef II, Inc., Perfumania.com, Inc., and Perfumania Puerto Rico, Inc., as Borrowers, the other credit parties signatory thereto, as Credit Parties, the lenders signatory thereto from time to time, as Lenders, Wells Fargo Bank, National Association, as Administrative Agent, Collateral Agent and Swing Line Lender, Bank of America, N.A., as Syndication Agent, Regions Bank and RBS Business Capital, a division of RBS Asset Finance, Inc., as Co-Documentation Agents, and Wells Fargo Capital Finance, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Bookrunners (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed December 23, 2011).

4.6
Form of Second Amended and Restated Subordinated Promissory Note, dated as of April 18, 2012, issued by Model Reorg Acquisition LLC for the benefit of each of Trust Under Article 2 of the Trust Agreement Dated November 1, 1998 With Glenn Nussdorf as Grantor, Glenn Nussdorf 15 Year Grantor Retained Annuity Trust dated 11/2/98, Trust Under Article 2 of the Trust Agreement Dated November 1, 1998 With Stephen Nussdorf as Grantor, Stephen Nussdorf 15 Year Grantor Retained Annuity Trust dated 11/2/98, Trust Under Article 2 of the Trust Agreement Dated November 1, 1998 With Arlene Nussdorf as Grantor, and Arlene Nussdorf 15 Year Grantor Retained Annuity Trust dated 11/2/98 (collectively, the “Nussdorf Trusts”), together with schedule of Note amounts (Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed April 19, 2012).

4.7
Amended and Restated Subordinated Promissory Note, dated as of January 7, 2011, issued by Model Reorg Acquisition, LLC for the benefit of Quality King Distributors, Inc. (Incorporated by reference to Exhibit 4.7 to the Company’s Form 10-K filed April 28, 2011).

4.8
Nussdorf Subordinated Secured Convertible Note and Security Agreement dated March 9, 2004, with Amendments dated as of January 24, 2006 and August 11, 2008 (Incorporated by reference to Exhibit 4.8 to the Company’s Form 10-K filed July 2, 2009).

4.9
Amended and Restated Subordination Agreement dated as of April 18, 2012, by and among the Nussdorf Trusts and Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent for the Lenders under the Perfumania Holdings, Inc. Credit Agreement dated as of January 7, 2011 (Incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed April 19, 2012).

4.10
Subordination Agreement dated as of January 7, 2011, among Quality King Distributors, Inc., and Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent for the Lenders under the Credit Agreement (Incorporated by reference to Exhibit 4.10 to the Company’s Form 10-K filed April 28, 2011).

4.11
Subordination Agreement dated as of January 7, 2011, among Perfumania Holdings, Inc., Stephen Nussdorf, Glenn Nussdorf, and Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent for the Lenders under the Credit Agreement (Incorporated by reference to Exhibit 4.11 to the Company’s Form 10-K filed April 28, 2011).

4.12	Form of Warrant issued to the former Model Reorg, Inc. shareholders on August 11, 2008 (Incorporated by reference to Exhibit 4.8 to the Company’s Form 10-Q filed December 17, 2008).

Exhibit	Description
4.13
Form of Licensor Warrant issued on April 18, 2012 by Perfumania Holdings, Inc. to holders of outstanding Parlux Fragrances, Inc. warrants Incorporated by reference to Exhibit 4.3 to the Company’s Form 8-K filed April 19, 2012).

4.14	Warrant to purchase 5,333 shares issued on April 18, 2012 by Perfumania Holdings, Inc. to Glenn Gopman (Incorporated by reference to Exhibit 4.4 to the Company’s Form 8-K filed April 19, 2012).
4.15
Form of Artistic Brands Warrant issued on April 18, 2012 by Perfumania Holdings, Inc. to Artistic Brands Development LLC and its designees (Incorporated by reference to Exhibit 4.5 to the Company’s Form 8-K filed April 19, 2012).

5.1	Opinion of Edwards Wildman Palmer LLP.
23.1	Consent of J.H. Cohn LLP.
23.2	Consent of Marcum LLP.
23.3	Consent of Edwards Wildman Palmer LLP (included in Exhibit 5.1 hereto).
24.1	Powers of attorney (included in the signature page to this registration statement).